Exhibit 10.4
MITEK SYSTEMS, INC.

INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

1.This Inducement Performance Restricted Stock Unit Award Agreement and the number of restricted stock units (the “RSUs”) set forth below (the “Restricted Stock Unit Award”) granted hereunder are made outside of the Mitek Systems, Inc. 2020 Incentive Plan (as amended or amended and restated from time to time, the “Plan”) and the share reserve thereunder, as an “employment inducement grant” within the meaning of Nasdaq Listing Rule 5635(c) as of October 1, 2024 (the “Award Date”) between Mitek Systems, Inc. (the “Company”) and you, Edward West (the “Recipient”) provided that Recipient commences employment on such date pursuant to the terms of that certain Employment Agreement by and between the Company and the Recipient dated as of October 1, 2024 (the “Employment Agreement”). Notwithstanding the foregoing, subject to the terms and conditions herein, the Restricted Stock Unit Award will be governed by the terms and conditions set forth in the Plan, including, without limitation, the data privacy provisions in Section 27 of the Plan, as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference here. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1.
2.DETAILS OF RESTRICTED STOCK UNIT AWARD. The details of your Restricted Stock Unit Award are as follows:

Number of Shares of Common Stock Subject to Award:	187,427
Award Date:	October 1, 2024
Vesting Schedule:
The RSUs shall vest in four equal annual installments with 25% vesting on the one-year anniversary of the Award Date and the remaining 75% vesting in equal installments on each subsequent anniversary of the Award Date.

Notwithstanding the foregoing, in the event that the Recipient’s employment with the Company is terminated by the Company without Cause or by the Recipient for Good Reason outside of a Change of Control Period, or as a result of the Recipient’s death or Disability (as such capitalized terms are defined in the Employment Agreement), any then unvested RSUs shall immediately accelerate vesting as to the number of shares that would have otherwise vested had the Recipient remained employed by the Company for eighteen (18) months following the date of the Recipient’s termination. In the event that the Recipient’s employment with the Company is terminated by the Company without Cause or by the Recipient for Good Reason during a Change of Control Period, 100% of any-then unvested RSUs will immediately vest and settle as of the later of the date of such termination or resignation (as applicable) or the date of the consummation of such Change of Control. Notwithstanding anything to the contrary in the Inducement Restricted Stock Unit Award Agreement, to the extent the Recipient’s termination or resignation occurs prior to the Change of Control, the aforementioned acceleration shall be contingent and effective upon the Change of Control and the RSUs will remain outstanding following the Recipient’s termination or resignation to give effect to such acceleration as necessary.

3.SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No Shares will be issued to you pursuant to your Restricted Stock Unit Award until such Shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any Shares subject to your Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole Shares. Prior to the time any Shares subject to your Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such Shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested Shares subject to your Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of Shares, the Company shall issue such Shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole Shares. As a condition to receipt of any Shares hereunder, you acknowledge and agree that the Company’s pre-established broker partner shall automatically sell, without further action on your part, a number of the Shares that otherwise would be delivered to you equal to the Specified Percentage of such number of Shares (the mechanics and timing of such sale to be in the discretion of the broker partner pursuant to guidelines that are available through your employee broker account), with applicable Company withholding satisfied from the proceeds of such sale; provided, however, in the event such proceeds are not sufficient to satisfy applicable withholding, you agree to make arrangements satisfactory to the Company to satisfy the balance of such withholding. Notwithstanding the foregoing, instead of such a broker sale, the Company may withhold the Specified Percentage from the Shares that otherwise would be delivered to you. “Specified Percentage” means such percentage as is determined by the Board or the Compensation Committee from time to time and, as of the Award Date is 22% for Federal tax purposes plus other required withholding as determined through the Company’s payroll system. The number of Shares used to satisfy the above withholding obligations shall be rounded up to the nearest whole Share.
4.TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS RELATED ENTITIES. Except as otherwise provided in Section 2 herein, if, at any time prior to the vesting in full of the Shares subject to your Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Related Entities terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.
5.REPRESENTATIONS. In connection with the acquisition of Shares pursuant to this Inducement Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan.
6.NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Inducement Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7.NOTICES. Any notices to be delivered pursuant to this Inducement Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8.SEVERABILITY. If one or more provisions of this Inducement Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Inducement Restricted Stock Unit Award Agreement and the balance of the Inducement Restricted Stock Unit Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT SUBJECT TO PLAN. This Inducement Restricted Stock Unit Award Agreement is made subject to the same provisions as are included in the Plan, which is incorporated by reference herein, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Inducement Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects. The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Inducement Restricted Stock Unit Award Agreement and the Restricted Stock Unit Award shall be final and conclusive.
10.BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Inducement Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Inducement Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11.COUNTERPARTS. This Inducement Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:	RECIPIENT:
MITEK SYSTEMS, INC.
By: /s/ Jason L. Gray Name: Title:	By: /s/ Edward West Name:
Name: Jason L. Gray	Name: Edward West
Title: Chief Legal Officer Name: Title:	Name:

GRANT SUMMARY:
On October 1, 2024, Edward West hereby receives a Restricted Stock Unit Award for 187,427 shares of Common Stock of the Company.
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